Exhibit 99.1

Trecora Resources Reports First Quarter 2018 Results

First Quarter Revenue Increased 29.2% and Prime Product Volume Up 27.1% Year-over-Year

First Quarter Net Income of $2.4 Million or $0.09 per Diluted Share

First Quarter Adjusted EBITDA of $7.2 Million Decreased 2.2% Year-over-Year Following the Impact of a Sharp Increase in Feedstock Costs

AMAK Delivered $0.2 Million Equity in Earnings in the Quarter

Conference Call at 10:00 am ET Tomorrow, May 2

SUGAR LAND, Texas, May 1, 2018 /PRNewswire/ -- Trecora Resources (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the first quarter ended March 31, 2018.

"We delivered broad-based prime product volume growth at South Hampton in the quarter as demand remains strong, and we saw significant improvement in results at Trecora Chemical largely due to our efforts to improve operational execution," said Simon Upfill-Brown, President and CEO. "Particularly noteworthy, our new hydrogenation unit ramped up production through improvements in reliability and efficiency.

"We faced rising input costs in the quarter, most notably a sharp increase in natural gasoline prices, that pressured margins for prime products and by-products," Upfill-Brown continued. "We experienced some additional cost pressures related to distribution and storage costs but are implementing steps to mitigate those costs in the second quarter and beyond. Repairs to Aromax II are progressing as planned with expected start up in the third quarter.

"Following the changes to our organizational structure announced in March, we are beginning to see improvement in plant operations. I believe we are headed in the right direction," concluded Upfill-Brown. "Our focus on organizational effectiveness and improved operational processes position us well to capitalize on continued strong demand from customers. In addition, we are attempting to alleviate margin pressures at South Hampton through price and productivity initiatives."

First Quarter 2018 Financial Results
Total revenue in the first quarter was $71.7 million, compared with $55.5 million in the first quarter of 2017, an increase of 29.2%. The increase in reported revenue was driven by a 34.4% increase in petrochemical sales volume and a 1.3% increase in the average sales price of petrochemical products compared with the first quarter of 2017. The higher average sales price was offset by a 17.4% year-over-year increase in the average per-gallon cost of petrochemical feedstock, which is the basis for the formula pricing for approximately 60% of the Company's petrochemical product sales. Since formula pricing is based upon prior month feedstock averages, sales price increases tend to lag behind higher feedstock costs resulting in lower profit margins in the period reported. The increase in feedstock costs compressed margins for the non-formula portion of prime product sales as well. These are sales which do not have pricing formulas tied to feedstock costs. Due to competitive factors, we were unable to recover the increase in feedstock costs through price increases in the quarter.

Gross profit in the first quarter was $10.1 million, or 14.1% of total revenues, compared with $10.6 million, or 19.1% of total revenues, in the first quarter of 2017. Operating income for the first quarter was $3.6 million, compared with operating income of $4.2 million for the first quarter of 2017.

Net income for the first quarter was $2.4 million, or $0.09 per diluted share, compared with net income of $1.5 million, or $0.06 per diluted share, for the first quarter of 2017. Adjusted net income for the quarter was $2.2 million, or $0.08 per share. Reported net income in the first quarter of 2018 reflected equity in earnings of AMAK of $0.2 million or an estimated $0.01 per diluted share on an after-tax basis as compared to equity in losses of AMAK of $1.0 million or an estimated after tax impact of $(0.03) per diluted share in the year-ago period.

Adjusted EBITDA in the quarter was $7.2 million, representing a 10.0% margin, compared with Adjusted EBITDA of $7.4 million, representing a 13.3% margin for the same period a year ago.

South Hampton Resources
Petrochemical volume in the first quarter was 23.3 million gallons, compared with 17.3 million gallons in the first quarter of 2017. Prime product volume in the first quarter of 2018 was 17.7 million gallons, compared with 13.9 million gallons in the first quarter of 2017. Byproduct volume increased 64.3% year-over-year, to 5.6 million gallons. These volumes are sold at lower margins than our prime products.

International volume represented 24.9% of total petrochemical volume during the quarter, up from 22.7% sequentially and 19.6% from the first quarter of 2017.

SHR SEGMENT INFORMATION*

	THREE MONTHS ENDED
	MARCH 31,
	2018	2017	% Change
Product sales	$60,285	$44,391	36%
Processing fees	2,028	1,488	36%
Net revenues	$62,313	$45,879	36%
Operating profit before depreciation and amortization	8,393	8,214	2%
Operating profit	6,679	6,658	0%
Profit before taxes	6,055	6,005	1%
Depreciation and amortization	1,714	1,556	10%
EBITDA	8,390	8,040	4%
Capital expenditures	$ 10,283	$ 8,756	17%

*Dollar amounts in thousands/rounding may apply

Trecora Chemical
TC generated revenues of $9.6 million, down 0.7% from $9.7 million in the first quarter of 2017. TC revenue included $6.4 million of wax product sales, down 1.9%. TC's own product wax revenues were a record for the quarter but total revenues were reduced due to a lack of supply of third party waxes that we distribute in Latin America. At $3.2 million, custom processing fees were up 1.8%, when compared with the first quarter of 2017. Customer demand for custom processing remains solid, and as a result of improved operations, revenues from custom processing grew 14.7% from the fourth quarter of 2017.

TC SEGMENT INFORMATION*

	THREE MONTHS ENDED
	MARCH 31,
	2018	2017	% Change
Product sales	$6,383	$6,508	(2%)
Processing fees	3,212	3,155	2%
Net revenues	$9,595	$9,663	(1%)
Operating profit before depreciation and amortization	390	745	(48%)
Operating loss	(914)	(271)	237%
Loss before taxes	(1,181)	(290)	407%
Depreciation and amortization	1,304	1,016	28%
EBITDA	379	726	(48%)
Capital expenditures	$ 745	$ 5,125	(86%)

*Dollar amounts in thousands/rounding may apply

Al Masane Al Kobra Mining Company (AMAK)
Trecora reported equity in earnings of AMAK of approximately $0.2 million during the first quarter of 2018.

Earnings Call
Tomorrow's conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at http://public.viavid.com/index.php?id=129314. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call 1-888-394-8218 or 1-323-701-0225 if calling internationally, using the conference ID 1872797. To listen to the playback, please call 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Use pin number 1872797 for the replay.

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We believe certain financial measures, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

These non-GAAP measures have been reconciled to the nearest GAAP measure in the tables below entitled Reconciliation of Selected GAAP Measures to Non-GAAP Measures.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Young
The Piacente Group
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2018 (unaudited)	DECEMBER 31, 2017
ASSETS	(thousands of dollars)
Current Assets
Cash	$ 2,568	$ 3,028
Trade receivables, net	27,421	25,779
Insurance receivable	742	--
Inventories	15,691	18,450
Prepaid expenses and other assets	5,131	4,424
Taxes receivable	5,481	5,584
Total current assets	57,034	57,265

Plant, pipeline and equipment, net	190,139	181,742

Goodwill	21,798	21,798
Intangible assets, net	20,343	20,808
Investment in AMAK	45,224	45,125
Mineral properties in the United States	588	588

TOTAL ASSETS	$ 335,126	$ 327,326

LIABILITIES
Current Liabilities
Accounts payable	$ 14,888	$ 18,347
Accrued liabilities	4,229	3,961
Current portion of post-retirement benefit	302	305
Current portion of long-term debt	8,061	8,061
Current portion of other liabilities	889	870
Total current liabilities	28,369	31,544

Long-term debt, net of current portion	99,031	91,021
Post-retirement benefit, net of current portion	897	897
Other liabilities, net of current portion	1,374	1,611
Deferred income taxes	17,670	17,242
Total liabilities	147,341	142,315

EQUITY
Common stock-authorized 40 million shares of $.10 par value; issued 24.5 million in 2018 and 2017 and outstanding 24.3 million shares in 2018 and 2017	2,451	2,451
Additional paid-in capital	56,422	56,012
Common stock in treasury, at cost	(184)	(196)
Retained earnings	128,807	126,455
Total Trecora Resources Stockholders' Equity	187,496	184,722
Noncontrolling Interest	289	289
Total equity	187,785	185,011

TOTAL LIABILITIES AND EQUITY	$335,126	$ 327,326

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31,
	2018	2017
	(thousands of dollars)
REVENUES
Petrochemical and Product Sales	$ 66,699	$ 50,899
Processing Fees	5,042	4,643
	71,741	55,542

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing
(including depreciation and amortization of $2,830 and $2,383, respectively)	61,601	44,924

GROSS PROFIT	10,140	10,618

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	6,335	6,221
Depreciation	196	205
	6,531	6,426

OPERATING INCOME	3,609	4,192

OTHER INCOME (EXPENSE)
Interest Income	7	2
Interest Expense	(878)	(636)
Equity in Earnings (Losses) of AMAK	230	(966)
Miscellaneous Expense	(26)	(44)
	(667)	(1,644)

INCOME BEFORE INCOME TAXES	2,942	2,548

INCOME TAXES	590	1,061

NET INCOME	2,352	1,487

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	--	--

NET INCOME ATTRIBUTABLE TO TRECORA RESOURCES	$ 2,352	$ 1,487

Basic Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$ 0.10	$ 0.06

Basic Weighted Average Number of Common Shares Outstanding	24,343	24,240

Diluted Earnings per Common Share
Net Income Attributable to Trecora Resources (dollars)	$ 0.09	$ 0.06

Diluted Weighted Average Number of Common Shares Outstanding	25,231	25,054

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)

Adjusted EBITDA Margin
(rounding may apply)

	THREE MONTHS ENDED 3/31/18				THREE MONTHS ENDED 3/31/17
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(1,181)	$4,970	$(1,437)	$2,352	$(290)	$3,828	$(2,051)	$1,487
Interest	256	621	1	878	-	635	1	636
Taxes	-	1,085	(495)	590	-	2,021	(960)	1,061
Depreciation and amortization	22	166	8	196	21	167	16	204
Depreciation and amortization in cost of sales	1,282	1,548	-	2,830	995	1,389	-	2,384
EBITDA	379	8,390	(1,923)	6,846	726	8,040	(2,994)	5,772
Share based compensation	-	-	592	592	-	-	633	633
Equity in losses (earnings) of AMAK	-	-	(230)	(230)	-	-	966	966

Adjusted EBITDA	$379	$8,390	$(1,561)	$7,208	$726	$8,040	$(1,395)	$7,371

Revenue	9,595	62,313	(167)	71,741	9,663	45,879		55,542
Adjusted EBITDA Margin	3.9%	13.5%		10.0%	7.5%	17.5%		13.3%
(adjusted EBITDA/revenue)

Adjusted Net Income and Estimated EPS Impact
(rounding may apply)

	Three months ended March 31,
	2018	2017
Net Income	$ 2,352	$ 1,487

Equity in losses (earnings) of AMAK	$ (230)	$ 966
Taxes at statutory rate of 21% and 35%, respectively	48	(338)
Tax effected equity in losses (earnings)	(182)	628
Adjusted Net Income	$ 2,170	$ 2,115
Diluted weighted average number of shares	25,231	25,054
Estimated effect on diluted EPS
(-tax effected equity in AMAK/diluted weighted average number of shares)	$.01	($.03)

(1)This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.